JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-270004 and 333-270004-01

Dated February 24, 2025

14.5m WTI Enhanced Trigger Jump Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, prospectus supplement, prospectus and prospectus addendum and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Underlying commodity futures contract:	The first nearby month futures contract for WTI crude oil traded on the New York Mercantile Exchange (the “NYMEX”) or, on any day that falls on the last trading day of such contract (all pursuant to the rules of the NYMEX), the second nearby month futures contract for WTI crude oil traded on the NYMEX (Bloomberg symbol: CL1 or CL2, as applicable)
Payment at maturity:

If the final contract price is greater than or equal to the trigger level, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:

$1,000 + upside payment

If the final contract price is less than the trigger level, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:

$1,000 × contract performance factor

In no event, however, will the payment at maturity be less than $0.

This amount will be less than the stated principal amount of $1,000 and will represent a loss of more than 20%, and possibly all, of your principal amount.

Upside payment:	At least $160.50 per $1,000 stated principal amount security (at least 16.05% of the stated principal amount)
Trigger level:	80.00% of the initial contract price
Contract performance factor:	final contract price / initial contract price
Initial contract price:	The contract price of the underlying commodity futures contract on the pricing date
Final contract price:	The contract price of the underlying commodity futures contract on the valuation date
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	Expected to be February 28, 2025
Original issue date (settlement date):	3 business days after the pricing date
Valuation date†:	May 14, 2026
Maturity date†:	May 19, 2026
CUSIP / ISIN:	48135NTV8 / US48135NTV81
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/19617/ 000121390025016557/ea0231956-01_424b2.htm

†Subject to postponement or early acceleration

The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $930.00 per $1,000 stated principal amount security. For information about the estimated value of the securities, which likely will be lower than the price you paid for the securities, please see the hyperlink above.

Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

Enhanced Trigger Jump Securities Payoff Diagram*

The Enhanced Trigger Jump Securities
The Underlying Commodity Futures Contract
$1,000 + $160.50 Hypothetical Upside Payment
$1,000 Stated Principal Amount
-20.00%
16.05%
Payment at Maturity on the Enhanced Trigger Jump Securities
Percentage Change in the Underlying Commodity Futures Contract
2,000
1,800
1,600
1,400
1,200
1,000
800
600
400
200
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%

*The actual upside payment will be provided in the pricing supplement and will not be less than $160.50 per $1,000 stated principal amount security.

Change in Underlying Commodity Futures Contract	Return on the Securities*
80.00%	16.05%
70.00%	16.05%
60.00%	16.05%
50.00%	16.05%
40.00%	16.05%
30.00%	16.05%
20.00%	16.05%
10.00%	16.05%
5.00%	16.05%
1.00%	16.05%
0.00%	16.05%
-10.00%	16.05%
-20.00%	16.05%
-20.01%	-20.01%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%
*Assumes an upside payment of 16.05% of the stated principal amount

JPMorgan Chase Financial Company LLC

14.5m WTI Enhanced Trigger Jump Securities

Underlying Commodity Futures Contract

For more information about the underlying commodity futures contract, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement and Annex A to the accompanying prospectus addendum for additional information.

Risks Relating to the Securities Generally

▪	The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss.
▪	Appreciation potential is fixed and limited.
▪	Your ability to receive the upside payment may terminate on the valuation date.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.

▪  Owning the securities is not the same as owning WTI crude oil futures contracts.

▪	We may accelerate the securities if a commodity hedging disruption event occurs.
▪	The benefit provided by the trigger level may terminate on the valuation date.
▪	Secondary trading may be limited.
▪	The final terms and estimated valuation of the securities will be provided in the pricing supplement.
▪	The tax consequences of an investment in the securities are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates.
▪	The estimated value of the securities is derived by reference to an internal funding rate.
▪	The value of the securities as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities.
▪	Secondary market prices of the securities will be impacted by many economic and market factors.

Risks Relating to the Underlying Commodity Futures Contract

▪	Commodity futures contracts are subject to uncertain legal and regulatory regimes.
▪	Prices of commodity futures contracts are characterized by high and unpredictable volatility.
▪	The market price of WTI crude oil will affect the value of the securities.
▪	A decision by the NYMEX to increase margin requirements for WTI crude oil futures contracts may affect the contract price.
▪	The securities do not offer direct exposure to commodity spot prices.
▪	Single commodity futures contract prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.
▪	Suspension or disruptions of market trading in the commodity markets and related futures markets may adversely affect the contract price, and therefore the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Securities — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.